Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Rich Jeffers

678-942-7596

rjeffers@netbank.com

NetBank, Inc. Receives Additional NASDAQ Notice of Non-Compliance

Company recently outlined plans for regaining compliance during hearing before NASDAQ Listing Qualifications Panel; also announces
it will delay reporting Q1 2007 results until it regains compliance

ATLANTA, (May 15, 2007) — NetBank, Inc. (NASDAQ: NTBK) today announced that on May 14, 2007, it received an additional staff determination notice from the NASDAQ Stock Market stating that the company’s inability to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “10-Q”), serves as an additional basis for the company’s common stock to be subject to delisting. The notice, which was anticipated by the company, was issued in accordance with standard NASDAQ procedures. Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).

As previously announced, the company received a similar letter on March 20, 2007, when it was unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”). In response to that letter, the company requested, and was granted, a hearing before a NASDAQ Listing Qualifications Panel. The hearing was held on May 3, 2007. During the hearing, the company presented its plan for regaining compliance. Since the company is unable to file its 10-Q before its 10-K has been filed, management currently expects to file the 10-K and 10-Q concurrently on or before June 30, 2007, although no assurance can be given.

The May 14, 2007, NASDAQ notice states that the 10-Q delinquency serves as an additional basis for delisting the company’s securities on the NASDAQ Global Market and that the NASDAQ Listing Qualifications Panel will consider this additional basis before rendering its decision regarding the company’s continued listing on the NASDAQ Global Market. There can be no assurance that the panel will grant the company’s request for continued listing. Pending a decision by the panel, NetBank shares will remain listed on the NASDAQ Global Market.

The company also announced that it will delay reporting its results for the quarter ended March 31, 2007, until its auditors have completed the audit of the company’s financial statements for the year ended December 31, 2006, and the company has filed the 10-K. While the company reported preliminary, unaudited results for its year ended December 31, 2006, the subsequent events period applicable to our financial statements for the year ended December 31, 2006, will remain open until the completion of the audit. Under applicable accounting pronouncements, events that occur or information that becomes available subsequent to the December 31, 2006, balance sheet date but before issuance of the year-end audited financial statements that provide additional evidence with respect to conditions that existed at the date of the balance sheet and affect the estimates inherent in the process of preparing the audited financial statements would be required to be “pushed back” and recorded in the year-end financial statements. The company currently expects that it may be required to “push back” and record in its year-end financial statements certain subsequent event items in accordance with these accounting pronouncements. However, until the subsequent events period is closed, the company will not be in a position to review or quantify such charges or their effect on its previously reported preliminary, unaudited results at year-end. Upon reporting final year-end and first quarter results, the company will identify the nature and amount of charges, if any, that were required to be pushed back to 2006.

As previously reported, the company was unable to timely file its 10-K due to the delay in engaging a new independent auditor after its former independent auditor resigned effective November 9, 2006. On February 15, 2007, the company reported that it engaged Porter Keadle Moore, LLP (“PKM”) to replace Ernst & Young LLP as its independent auditor.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-looking Statements: This press release contains forward-looking statements about the company’s belief that it will file its 10-K and 10-Q with the SEC on or before June 30, 2007, and whether the NASDAQ Listing Qualifications Panel will grant the company’s request for continued listing and management’s current expectations, plans, assumptions or estimates relating thereto which involve substantial risks and uncertainties. The company’s ability to file its 10-K and 10-Q on or before June 30, 2007, will depend primarily upon completion of the 2006 audit and related auditor attestation prior to June 30, 2007. Additional information relating to the factors that may impact such forward-looking statements is disclosed in the company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as Exhibit 99.2 to its Current Report on Form 8-K filed with the SEC on January 3, 2007, and Form 12b-25 filed with the SEC on May 11, 2007. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.